                            SCHEDULE 14A INFORMATION


                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant    [X]
Filed by a party other than the Registrant   [ ]

Check the appropriate box:
[ ] Preliminary proxy statement
[ ] Confidential, for use of the Commission only (as permitted by Rule 14a-6(e)
    (2))
[X] Definitive proxy statement
[ ] Definitive additional materials
[ ] Soliciting material pursuant to Sec. 240.14a-11(c) or Sec. 240.14a-12

                                 THE 3DO COMPANY
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                       N/A
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
(1)  Title of each class of securities to which transactions applies:  N/A
(2)  Aggregate number of securities to which transactions applies:  N/A
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: N/A
(4)  Proposed maximum aggregate value of transaction:  N/A
(5)  Total fee paid:  N/A

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)     Amount previously paid:  N/A
(2)     Form, Schedule or Registration Statement No.:  N/A
(3)     Filing party:  N/A
(4)     Date filed:  N/A

                                 THE 3DO COMPANY

                  NOTICE OF 1997 ANNUAL MEETING OF STOCKHOLDERS

TO THE STOCKHOLDERS:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The 3DO Company, a Delaware corporation (the "Company"), will be held on Friday, September 19, 1997, at 3:00 p.m., local time, at the Waterfront Room, Summerfield Suites, located at 400 Concourse Drive, Belmont, CA 94002 (the "Annual Meeting") for the following purposes:

         1. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 3,592,861 shares.

         2.       To amend the Procedure for Grants in the 1995 Director Option
                  Plan.

         3. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1995 Director Option Plan by 400,000 shares.

         4. To confirm the appointment of KPMG Peat Marwick as independent auditors for the fiscal year ending March 31, 1998.

         5. To transact such other business as may properly come before the meeting or any adjournment thereof.

        These items of business are more fully described in the Proxy Statement accompanying this notice.

        Only stockholders of record at the close of business on July 21, 1997, are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed Proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if the stockholder has returned a proxy, and a proxy may be revoked at any time prior to the Annual Meeting.

                                By order of the Board of Directors



                                Trip Hawkins
                                Chairman and Chief Executive Officer

                                Chairman, President and Chief
                                Executive Officer


Redwood City, California
August 7, 1997


                                   IMPORTANT:

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENVELOPE PROVIDED. YOU MAY REVOKE YOUR PROXY AT ANY TIME PRIOR TO THE ANNUAL MEETING. IF YOU DECIDE TO ATTEND THE ANNUAL MEETING AND WISH TO CHANGE YOUR PROXY VOTE, YOU MAY DO SO AUTOMATICALLY BY VOTING IN PERSON AT THE MEETING.

                                 THE 3DO COMPANY

                            PROXY STATEMENT FOR 1997
                         ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

        The enclosed Proxy is solicited on behalf of the Board of Directors of The 3DO Company, a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held on Friday, September 19, 1997, at 3:00 p.m., local time, or at any adjournment thereof, for the purposes set forth in this Proxy Statement and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at the Summerfield Suites, located at 400 Concourse Drive, Belmont, CA 94002. The Company's principal executive offices are located at 600 Galveston Drive, Redwood City, CA 94063. The Company's telephone number is (415) 261-3000.

        These proxy solicitation materials were mailed on or about August 7, 1997, to all stockholders entitled to vote at the Annual Meeting.

RECORD DATE AND SHARE OWNERSHIP

        Stockholders of record at the close of business on July 21, 1997, are entitled to notice of the meeting and to vote at the meeting. At the record date, 28,521,804 shares of the Company's Common Stock were issued and outstanding and held of record by approximately 848 stockholders.

SOLICITATION OF PROXIES

        This solicitation of proxies is made by the Company, and all related costs will be borne by the Company. In addition, the Company may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation material to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegraph, or personal solicitations by directors, officers, or employees of the Company. No additional compensation will be paid for any such services.

REVOCABILITY OF PROXIES

        Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Secretary of the Company a written notice of revocation, or a duly executed proxy bearing a later date, or by attending the meeting and voting in person.

VOTING PROCEDURE

        Each stockholder is entitled to one vote for each share held by such stockholder on July 21, 1997. Shares of Common Stock may not be voted cumulatively. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

        Approval of an increase in the number of shares reserved for issuance under the 1993 Incentive Stock Plan, approval of an amendment to the Procedure for Grants under the 1995 Director Option Plan, approval of an increase in the number of shares reserved for issuance under the 1995 Director Option Plan, and the ratification of the appointment of KPMG Peat Marwick as the Company's independent auditors for the fiscal year ending March 31, 1998, require the affirmative vote of a majority of those shares present in person or represented by proxy.

        The Company's bylaws provide that the holders of a majority of the Company's Common Stock issued and outstanding and entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will be counted as present for the purpose of determining the presence of a quorum.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

        Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than April 15, 1998, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting.

CERTAIN KNOWN STOCKHOLDERS

        The following table sets forth certain information known to the Company with respect to beneficial ownership of the Company's Common Stock as of June 30, 1997, by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the Company's Common Stock, (ii) each director, (iii) the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers serving in that capacity as of March 31, 1997 (together, the "Named Officers"), and (iv) all executive officers and directors as a group.


                                                            SHARES BENEFICIALLY OWNED (1)
  FIVE PERCENT STOCKHOLDERS,                                -----------------------------
DIRECTORS AND EXECUTIVE OFFICERS                            NUMBER            PERCENT
--------------------------------                            ------            -------
Matsushita Electric Industrial Co. Ltd. ...................3,214,285            11.3
    1066 Kadoma
    Osaka 571, Japan

J & W Seligman & Co., Incorporated.........................2,950,000            10.3
     100 Park Avenue
     New York, NY  10017

Trip Hawkins...............................................2,611,402(2)          9.2
    600 Galveston Drive
    Redwood City, CA  94063

Electronic Arts, Inc.......................................1,663,668             5.8
    1450 Fashion Island Boulevard
    San Mateo, CA  94404

Vinod Khosla................................................  77,363(3)            *

Charles S. Paul.............................................  11,500(4)            *

Hugh C. Martin.............................................. 156,321(5)            *

James Alan Cook............................................. 131,886(6)            *

Robert B. Faber.............................................  92,127(7)            *

Tobin E. Farrand............................................  58,667(8)            *

All executive officers and directors
    as a group (9 persons).................................3,204,662(9)         11.2


--------------------
* Less than 1%.

(1) Except as indicated in the footnotes to this table and pursuant to applicable community property laws, the persons and entities named in the table have sole voting and sole investment power with respect to all shares of Common Stock beneficially owned.

(2) Includes 367,499 shares subject to an option exercisable within 60 days of June 30, 1997.

(3) Includes 16,000 shares held by Mr. Khosla's wife, Neeru Khosla, and 12,500 shares subject to an option exercisable within 60 days of June 30, 1997.

(4) Includes 11,500 shares subject to an option exercisable within 60 days of June 30, 1997

(5) Includes 156,321 shares subject to an option exercisable within 60 days of June 30, 1997.

(6) Includes 124,422 shares subject to an option exercisable within 60 days of June 30, 1997.

(7) Includes 18,727 shares subject to an option exercisable within 60 days of June 30, 1997.

(8) Includes 58,667 shares subject to an option exercisable within 60 days of June 30, 1997.

(9) Includes shares held beneficially by executive officers and directors as shown in the foregoing table.

LEGAL PROCEEDINGS

        On October 3, 1996, Cirrus Logic, Inc. ("Cirrus"), filed a complaint in the Superior Court of the State of California for the Southern Division of the County of Alameda to rescind a Joint Development and License Agreement (the "Cirrus Agreement") entered into between Cirrus and the Company on February 29, 1996, on the grounds of frustration of purpose, mistake, failure of consideration, concealment, and non-disclosure; and to obtain a repayment of $2.5 million in nonrefundable payments made to the Company. The Company has responded to Cirrus' complaint and filed a cross-complaint for Cirrus' breach of the Agreement to enforce its rights under the Cirrus Agreement, including procurement of the payment by Cirrus of $4.5 million in nonrefundable license fees, prepaid royalties, and termination fees; and to recover damages, collect interest, and obtain attorneys' fees and costs. There can be no assurance that the Company will prevail in the litigation, will not be required to refund the $2.5 million payment received from Cirrus, or will receive the additional $4.5 million that it believes Cirrus owes under the Cirrus Agreement.



                        DIRECTORS AND EXECUTIVE OFFICERS

DIRECTORS

        The members of the Company's Board of Directors, as of June 30, 1997, and certain information about them (including terms of service) are set forth below:

                                                                                 DIRECTOR
DIRECTOR                        AGE         COMPANY POSITIONS                      SINCE
--------                        ---         -----------------                      -----

Trip Hawkins                     43         Chairman of the Board and              1991
                                            Chief Executive Officer
William A. Hall(1,2)             65         Director                               1997
Vinod Khosla(1,2)                42         Director                               1991
Hugh C. Martin(1,2)              43         Director                               1996
Charles S. Paul                  48         Director                               1992


-------------------------------------
(1) Member of Compensation Committee.

(2) Member of Audit Committee.

        Mr. Hawkins, the founder of the Company, has been Chairman of the Board and Chief Executive Officer of the Company since September 1991. He also served as President of the Company from September 1991 until October 1995, and he served as Secretary from September 1991 to January 1993. From August 1982 to December 1990, Mr. Hawkins served as president of Electronic Arts. He served as the chief executive officer of Electronic Arts from August 1982 until May 1991, and was chairman of its board of directors from August 1982 until July 1994. Prior to founding Electronic Arts, Mr. Hawkins was a director of marketing at Apple. Mr. Hawkins' term as a director of the Company expires at the 1998 Annual Meeting of Stockholders.

        Mr. Hall has been a director of the Company since June 1997. He founded Sight & Sound Distributing Company in December 1984 and has been its president and CEO since that time. Since 1988 he has also been owner of W.A.H. Management/Consulting, and since 1993 he has been vice chairman and majority stockholder of U.S. Animation, Inc. He has been a partner in Lincolnshire Management, Inc. since June 1994. Mr. Hall is also a director of Chromium Graphics, Inc.; Credentials (TRW Credit); Northword Press; and Lincolnshire Management, Inc. Mr. Hall's term as a director of the Company expires at the 1999 Annual Meeting of Stockholders.

        Mr. Khosla has been a director of the Company since September 1991. He has been a general partner of Kleiner Perkins Caufield & Byers since November 1987. Mr. Khosla is also a director of PictureTel Corporation, a manufacturer of video teleconferencing equipment, Spectrum HoloByte, Inc., a publisher of interactive games, and Excite, Inc., an Internet search engine provider. Mr. Khosla's term as a director of the Company expires at the 1997 Annual Meeting of Stockholders.

        Mr. Martin served as President of the Company from October 1995 to June 1997 and was appointed to the Board of Directors in April 1996. He previously served as the Company's Chief Operating Officer from January 1993 until October 1995 and had been the Company's Senior Vice President, Engineering and Operations from May 1992 until January 1993. From March 1988 to April 1992, he served as a director and then a senior director of Apple. Previously, Mr. Martin co-founded and served as the vice president and chief development officer of Ridge Computers, where he co-designed one of the industry's first commercial RISC processors. Mr. Martin's term as a director of the Company expires at the 1998 Annual Meeting of Stockholders.

        Mr. Paul was a director of the Company from April 1992 through June 1997. Since March 1996, he has been chairman and chief executive officer of Sega GameWorks LLC, a joint venture between Sega Enterprises Ltd., MCA Inc. ("MCA"), and DreamWorks LLC. From 1989 to 1996, he served as a director and executive vice president of MCA, an entertainment company. From 1985 to 1989, he served as a vice president of MCA. Mr. Paul is also a director of National Golf Properties, a real estate investment trust; and Interplay Productions, a software development company.

BOARD MEETINGS AND COMMITTEES

        Standing committees of the Board are the Audit Committee and the Compensation Committee. The Board of Directors has no nominating committee or any other committee performing a similar function. Directors Hall, Khosla and Martin are currently the members of the Compensation Committee, which makes recommendations concerning salaries and incentive compensation for employees of the Company, and of the Audit Committee, which reviews the results and scope of the audit and other services provided by the Company's independent auditors.

        During the Company's 1997 fiscal year, the Board of Directors met eight times and took action by written consent four times; the Compensation Committee met four times and took action by written consent eight times; and the Audit Committee met once. In fiscal 1997, no Director attended fewer than 75% of the aggregate of the total number of meetings of the Board of Directors (held during the period for which he has been a Director) and of the committees of the Board on which he served (held during the period that he served).

COMPENSATION OF DIRECTORS

        In fiscal 1997, non-employee directors of the Company received $10,000 for their services as directors. Directors otherwise received no fees for services provided in that capacity but were reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings. In fiscal 1998, no fees will be paid to non-employee directors, but they will be reimbursed for out-of-pocket expenses in connection with attendance at Board of Directors' meetings.

        Pursuant to the terms of the 1995 Director Option Plan, each non-employee director is automatically granted an option to purchase 30,000 shares of 3DO Common Stock upon his or her election as a director. Subsequently, each outside director is granted an additional option to purchase 6,000 shares of 3DO Common Stock on each anniversary of the date such director received his or her initial option grant under the Director Plan. If Proposals Two and Three are approved at the 1997 Annual Meeting of Stockholders, then each non-employee director will automatically be granted an option to purchase 100,000 shares of 3DO Common Stock upon his or her election as a director, and there will be no subsequent grants during the term of the director's office.

EXECUTIVE OFFICERS

        The Named Officers of the Company and certain information about them as of June 30, 1997, are listed below:


NAME                       AGE       POSITIONS
----                       ---       ---------
Trip Hawkins                43       Chairman of the Board and Chief Executive Officer
James Alan Cook             48       Executive Vice President, General Counsel and
                                     Secretary
Robert B. Faber             36       Managing Director, 3DO Europe Ltd.
Stephen E. Fowler           38       Senior Vice President, Operations
Terrence Schmid             33       Chief Financial Officer
Cathryn Singer              35       Vice President, Sales



        Mr. Hawkins' background is summarized in "Directors" above.

        Mr. Cook became Executive Vice President, General Counsel and Secretary of the Company in April 1996. He had been Senior Vice President, General Counsel and Secretary since July 1994, and from January 1993 until July 1994, he served as Vice President, General Counsel and Secretary of the Company. From January 1990 until January 1993, he was a partner in the law firm of Cook and Lefevre. From June 1985 to December 1989, he was a sole practitioner operating as the Law Offices of James Alan Cook.

        Mr. Faber became Managing Director of 3DO Europe Ltd. in August 1994. He had been Senior Vice President, Sales and Marketing since January 1993. He served as Vice President, Sales and Marketing from June 1992 until January 1993. From October 1991 until June 1992, he served as vice president of strategic planning and new business development for the Simon & Schuster Technology Group, a publishing division of Paramount Communications, Inc. From January 1991 until September 1991, he was a vice president of marketing of Worlds of Wonder, a developer and marketer of children's products. From November 1985 until January 1991, Mr. Faber was employed by NEC Technologies, a subsidiary of NEC Corporation of Japan, most recently as an assistant vice president of software marketing.

        Mr. Fowler became the Company's Senior Vice President, Operations in May 1997. He had been Vice President, Operations since October 1995; Vice President, Developer & Customer Services from June 1994 to October 1995; and Senior Director, Developer Services from March 1993 to June 1994. From September 1990 to March 1993 he served as vice president, technical services at Gupta Corporation.

        Mr. Schmid became the Company's Chief Financial Officer in May 1997. He served as Senior Director Finance & Administration from February 1997 until May 1997 and as Director of Finance, Studio Operations from April 1996 until February 1997. From October 1993 to April 1996 he served in various finance and information systems positions at Electronic Arts, the most recent being manager of financial planning. From June 1991 to October 1993 he was business advisor in worldwide customer service at Sun Microsystems.

        Ms. Singer became Vice President, Sales in May 1997. Previously, she was vice president of worldwide sales & operations at New World Computing, Inc. from April 1994 until the Company's acquisition of certain assets of New World Computing. From January 1993 to April 1994, she was president of One Source Marketing, and from January 1986 to January 1993 she served as sales manager at Broderbund Software, Inc.


CERTAIN TRANSACTIONS AND REPORTS

        The Company developed a next generation 64-bit technology (the "M2 Technology") and in December 1995, the Company and Matsushita entered into a definitive license agreement, pursuant to which the Company granted

Matsushita an exclusive, worldwide, perpetual license, with the right to grant sublicenses, with respect to the M2 Technology, for use in both hardware and software for games and all other applications (the "M2 Licensing Agreement"). The license was granted in exchange for an upfront license payment of $100 million, and for certain royalties which shall be paid to the Company for certain software products manufactured after January 1, 1998, which are compatible with the M2 Technology. Under the terms of the M2 Licensing Agreement, Matsushita granted the Company a non-exclusive license to use the M2 Technology for the development, manufacture and distribution of (i) hardware products designed for use in the computer field, (ii) software and peripherals compatible with hardware products developed by Matsushita or its sublicensees that incorporate the M2 Technology, and (iii) development systems to be used by third parties outside of Japan that are authorized by Matsushita to develop and publish software products compatible with hardware products that incorporate the M2 Technology. The Company estimates that it will continue to recognize revenue in connection with the M2 Licensing Agreement through June 30, 1997.

        In conjunction with the above transaction, Matsushita and the Company entered into a separate stock purchase and license agreement whereby Matsushita acquired all of the outstanding capital stock of 3DO Japan Co., Ltd. for a total purchase price of $668,000. In addition, the Company sold the assets of Studio 3DO K.K. to Matsushita for approximately $15,000 and paid Matsushita approximately $7,000 in fees for support services to be provided by Matsushita to end-users of the Company's software products in Japan.

        On April 24, 1996, the Company agreed to make certain modifications to the M2 system design, pursuant to the terms of an addendum (the "Addendum") to the M2 Licensing Agreement. As consideration for providing engineering and certain support services, the Company will receive an aggregate fee of approximately $4.5 million to be received in installments in fiscal 1997 and 1998. The payments by Matsushita are contingent upon the Company timely meeting certain milestones, as stipulated in the Addendum. The Company intends to recognize this revenue as these milestones are achieved.

        On July 23, 1997, Matsushita and the Company entered into a second addendum (the "Second Addendum") to the M2 Licensing Agreement, as amended, pursuant to which the Company agreed to give up its rights to develop and distribute software and peripherals that are compatible with hardware products based on the M2 Technology and its royalties with respect to Matsushita's potential use of the M2 Technology, as well as certain other rights. In exchange, Matsushita assigned to the Company all rights, title and interests in and to the approximately 3.2 million shares of the Company's common stock that Matsushita previously owned. The Second Addendum also calls for deferred and/or reduced payments of the amounts due from Matsushita to the Company and changes in certain of the dates for delivery by the Company to Matsushita of certain milestones under the Addendum, subject to the Company meeting its milestone delivery obligations.

        The Company provided a manufacturing incentive of $5.00, $4.00 and $3.00 for each hardware system distributed in calendar years 1993, 1994 and 1995, respectively, by hardware system licensees including Matsushita. With respect to Matsushita's distribution of licensed hardware systems in Japan, the manufacturing incentives of $5.00, $4.00 and $3.00 are applicable to its shipments during 1994, 1995 and 1996, respectively. These incentive payments were accrued as the obligation arose and as of March 31, 1997, the Company had accrued approximately $2.9 million.

        As part of an incentive program offered to the Company's hardware licensees, in February 1994 the Company granted Matsushita the right to receive two shares of 3DO Common Stock for each hardware system Matsushita shipped to retailers through September 30, 1994, at or below certain suggested retail prices. As of March 31, 1997, the Company had issued 466,826 shares under this program and anticipates issuing the remaining 23,264 shares during the next fiscal year.

        In October 1994, the Company established a Market Development Fund ("MDF") program under which a pressing fee is charged to authorized CD pressing facilities for each copy of a licensed software title that is manufactured outside of Japan. A portion of the MDF funds will be paid to the hardware system licensees, including Matsushita, based on hardware systems shipped in certain markets, to encourage production and reduced pricing of such systems.

        The Company's Certificate of Incorporation limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General

Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

        The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

        The members of the Board of Directors, the executive officers of the Company and persons who hold more than ten percent (10%) of the Company's outstanding Common Stock are subject to the reporting requirements of Section 16(a) of the Securities and Exchange Act of 1934, as amended, which require them to file reports with respect to their ownership of the Company's Common Stock and their transactions in such Common Stock. Based upon (i) the copies of
Section 16(a) reports that the Company received from such persons for their transactions in the Common Stock and their Common Stock holdings for the fiscal year ending March 31, 1997, and (ii) the written representations received from one or more of such persons that no annual Form 5 reports were required to be filed by them for the 1997 fiscal year, the Company believes that all reporting requirements under Section 16(a) for such fiscal year were met in a timely manner by its executive officers, Board members and greater than ten percent (10%) stockholders, with the exception of Trip Hawkins and John Orcutt, who each had one transaction during fiscal 1997 that was not reported in a timely manner to the Securities and Exchange Commission.


                             EXECUTIVE COMPENSATION

COMPENSATION TABLES

        Summary Compensation Table. The following table sets forth the compensation paid by the Company to the Named Officers during the last fiscal year.

                                                                LONG-TERM
                                       ANNUAL COMPENSATION     COMPENSATION
NAME AND                     FISCAL  -----------------------   OPTIONS/SARS     ALL OTHER
PRINCIPAL POSITION           YEAR     SALARY         BONUS         #            COMPENSATION(1)
-------------------------   -----    ----------   ----------  -------------  --------------
Trip Hawkins                 1997     $295,000     $35,128      2,620,000(3)  $    720
  Chairman and Chief         1996     $290,042       -0-          500,000     $    720
  Executive Officer(2)       1995     $270,923       -0-          510,000(4)  $    750

Hugh C. Martin               1997     $288,750     $27,611      1,096,000(5)  $421,033(6)
  President and Director     1996     $270,800       -0-           80,000     $197,206(7)
                             1995     $230,308       -0-          101,000(8)  $    720


James Alan Cook              1997     $243,552     $20,408        738,000(9)  $    701
  Executive Vice President,  1996     $226,237     -0-             68,000     $    630
  General Counsel, and       1995     $200,577     -0-             38,000(10) $    652
  Secretary

Robert B. Faber              1997     $239,792(11) $16,709        152,000(12) $  54,284(13)
  Managing Director,         1996     $286,070(11)   -0-           18,000     $ 247,530(14)
  3DO Europe, Ltd.           1995     $267,527(11)   -0-           28,000(15) $    510



Tobin E. Farrand             1997     $236,448     $14,425        368,000(16) $ 139,672(17)
  Senior Vice President,     1996     $185,866       -0-           68,000     $    530
  Engineering                1995     $167,077       -0-           44,000(18) $    504


 (1) The amounts include premiums paid by the Company for group term life insurance.

 (2) See "Employment Contract" below.

 (3) Includes 500,000 options (see footnote 4) that were originally granted in fiscal 1994, 10,000 options that were originally granted in fiscal 1995 at $11.00 per share, and 50,000 options that were originally granted in fiscal 1996 at $11.875 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Hawkins agreed to certain adjustments to the option vesting schedules.

 (4) Includes 500,000 options originally granted in fiscal 1994 at $25.75 per share that in fiscal 1995 were exchanged for new options at $9.875 per share, after Mr. Hawkins agreed to certain adjustments to the option vesting schedule.

 (5) Includes 75,000 options granted in fiscal 1995 at $9.875 per share (see footnote 8), 8,000 options granted in fiscal 1995 at $10.75 per share (see footnote 8), 10,000 options granted in fiscal 1995 at $11.00 per share, 20,000 options granted in fiscal 1996 at $11.875 per share, and 60,000 options granted in fiscal 1996 at $11.50 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedules. Also includes 250,000 options granted in fiscal 1997 at $8.25 per share that were exchanged for new options at $5.50 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedule.

 (6) Includes a gain of $420,313 realized upon the sale of shares acquired through the exercise of incentive stock options.

 (7) Includes a gain of $196,500 realized upon the sale of shares acquired through the exercise of incentive stock options.

 (8) Includes 75,000 options originally granted in fiscal 1994 at $25.75 per share that in fiscal 1995 were exchanged for new options at $9.875 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedule; and includes 8,000 options originally granted in fiscal 1995 at $14.50 per share that in fiscal 1995 were exchanged for new options at $10.75 per share, after Mr. Martin agreed to certain adjustments to the option vesting schedule.

 (9) Includes 4,000 options granted in fiscal 1995 at $9.875 per share (see footnote 10), 12,000 options granted in fiscal 1995 at $10.75 per share (see footnote 10), 10,000 options granted in fiscal 1995 at $11.00 per share, 28,000 options granted in fiscal 1996 at $11.875 per share, and 40,000 options granted in fiscal 1996 at $11.50 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedules. Also includes 150,000 options granted in fiscal 1997 at $8.25 per share that were exchanged for new options at $5.50 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedule.

(10) Includes 4,000 options originally granted in fiscal 1994 at $25.75 per share that in fiscal 1995 were exchanged for new options at $9.875 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedule; and includes 12,000 options originally granted in fiscal 1995 at $14.50 per share that in fiscal 1995 were exchanged for new options at $10.75 per share, after Mr. Cook agreed to certain adjustments to the option vesting schedule.

(11) This amount includes compensation and expenses related to Mr. Faber's overseas assignment.

(12) Includes 4,000 options granted in fiscal 1995 at $9.875 per share (see footnote 15), 10,000 options granted in fiscal 1995 at $10.75 per share (see footnote 15), 4,000 options granted in fiscal 1995 at $11.00 per share, 8,000 options granted in fiscal 1996 at $11.875 per share, and 10,000 options granted in fiscal 1996 at $11.875 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Faber agreed to certain adjustments to the option vesting schedules. Also includes 40,000 options granted in fiscal 1997 at $8.25 per share that were exchanged for new options at $5.50 per share, after Mr. Faber agreed to certain adjustments to the option vesting schedule.

(13) Includes a gain of $53,715 realized upon the sale of shares acquired through the exercise of incentive stock options and shares purchased through the Employee Stock Purchase Plan.

(14) Includes a gain of $246,992 realized upon the sale of shares acquired through the exercise of incentive stock options and shares purchased through the Employee Stock Purchase Plan.

(15) Includes 4,000 options originally granted in fiscal 1994 at $25.75 per share that in fiscal 1995 were exchanged for new options at $9.875 per share, after Mr. Faber agreed to certain adjustments to the option vesting schedule; and includes 10,000 options originally granted in fiscal 1995 at $14.50 per share that in fiscal 1995 were exchanged for new options at $10.75 per share, after Mr. Faber agreed to certain adjustments to the option vesting schedule.

(16) Includes 20,000 options granted in fiscal 1995 at $9.875 per share (see footnote 18), 8,000 options granted in fiscal 1995 at $10.75 per share (see footnote 18), 4,000 options granted in fiscal 1995 at $11.00 per share, 28,000 options granted in fiscal 1996 at $11.875 per share, and 40,000 options granted in fiscal 1996 at $11.50 per share that in fiscal 1997 were twice exchanged for new options, first at $8.25 per share and later at $5.50 per share, after Mr. Farrand agreed to certain adjustments to the option vesting schedules. Also includes 80,000 options granted in fiscal 1997 at $8.25 per share that were exchanged for new options at $5.50 per share, after Mr. Farrand agreed to certain adjustments to the option vesting schedule.

(17) Includes a gain of $138,991 realized upon the sale of shares acquired through the exercise of incentive stock options.

(18) Includes 20,000 options originally granted in fiscal 1994 at $25.75 per share that in fiscal 1995 were exchanged for new options at $9.875 per share, after Mr. Farrand agreed to certain adjustments to the option vesting schedule; and includes 8,000 options originally granted in fiscal 1995 at $14.50 per share that in fiscal 1995 were exchanged for new options at $10.75 per share, after Mr. Farrand agreed to certain adjustments to the option vesting schedule.

        Employment Contract. On September 30, 1991, Mr. Hawkins entered into a five-year employment agreement with the Company that currently provides for an annual base salary of $295,000, a bonus payable in the discretion of the Board of Directors, and salary and bonus reviews at least annually. The agreement, as amended to date, provides that Mr. Hawkins' optioned shares shall continue to vest in accordance with their applicable vesting schedules, provided that Mr. Hawkins devotes at least fifty percent (50%) of his business efforts and time to the Company, and provided further that he is not employed by any third party during that time period. In the event Mr. Hawkins' employment is terminated without cause after a change in control of the Company, Mr. Hawkins will become fully vested in his shares.

        Option Grants in Last Fiscal Year. The following table sets forth certain information concerning grants of stock options to each of the Named Officers during the fiscal year ended March 31, 1997. The table also sets forth hypothetical gains or "opinion spreads" for the options at the end of their respective ten-year terms. These gains are based on the assumed rates of annual compound stock price appreciation of 5% and 10% from the date the option was granted over the full option term. Actual gains, if any, on option exercises are dependent on the future performance of the Company's Common Stock and overall market conditions.

        The options referenced in the following table are intended to be incentive stock options to the extent permitted by applicable law. The Company's 1993 Incentive Stock Plan (the "Incentive Plan") also provides for the grant of non-qualified stock options. Incentive stock options may be granted under the Incentive Plan at an exercise price no less than market value on the date of grant. For so long as the Company's Common Stock is listed on the Nasdaq National Market, the fair market value is the closing sale price for the Common Stock. Non-qualified options may be granted at an exercise price of no less than 85% of market value on the date of grant. To date, all options have been granted at full fair market value. Options generally become exercisable as to 20% of the shares subject to the option one year after commencement of employment, and as to the remainder in equal monthly installments (accrued on a monthly basis) over the succeeding 48 months. In addition, options accelerate in full and become immediately exercisable upon a merger, unless such options are assumed or replaced by equivalent options by the successor corporation. Options generally terminate on the earlier of three months after termination of the optionee's employment by or services to the Company, or ten years after grant.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                         Potential Realizable
                                     % of Total                            Value at Assumed
                                       Options                              Annual Rate of
                                      Granted to                            Stock Price
                                      Employees Exercise                    Appreciation
                        Options       in Fiscal  Price    Expiration      for Options Term(3)
      Name              Granted(1)      Year   Per Share(1)  Date         5%            10%
--------------------    -------       -------  ----------  --------   ----------    ----------

Trip Hawkins

     New Options        500,000        3.14%    $8.25     04/09/06   $2,594,190    $6,574,188
                        500,000        3.14%    $5.00     02/04/07   $1,572,237    $3,984,356

     Repriced Options(2)500,000        3.14%    $8.25     04/09/06   $2,594,190    $6,574,188
                         10,000         .06%    $8.25     04/09/06      $51,884      $131,484
                         10,000         .06%    $8.25     04/09/96      $51,884      $131,484
                         40,000         .25%    $8.25     04/09/06     $207,535      $525,935
                        500,000        3.14%    $5.50     10/10/06   $1,729,460    $4,382,792
                        500,000        3.14%    $5.50     10/10/06   $1,729,460    $4,382,792
                         10,000         .06%    $5.50     10/10/06      $34,589       $87,656
                         10,000         .15%    $5.50     10/10/06      $34,589       $87,656
                         40,000         .25%    $5.50     10/10/06     $138,357      $350,623

Hugh C. Martin

     New Options        250,000        1.57%    $8.25     04/09/06   $1,297,095    $3,287,094
                        250,000        1.57%    $5.00     02/04/07     $786,118    $1,992,178

    Repriced Options(2)  75,000         .47%    $8.25     04/09/06     $389,129      $986,128
                          8,000         .05%    $8.25     04/09/96      $41,507      $105,187
                         10,000         .06%    $8.25     04/09/06      $51,884      $131,484
                         20,000         .13%    $8.25     04/09/06     $103,768      $262,968
                         60,000         .38%    $8.25     04/09/06     $311,303      $788,903
                        250,000        1.57%    $5.50     10/10/06     $864,730    $2,191,396
                         75,000         .47%    $5.50     10/10/06     $259,419      $657,419
                          8,000         .05%    $5.50     10/10/06      $27,671       $70,125
                         10,000         .06%    $5.50     10/10/06      $34,589       $87,656
                         20,000         .13%    $5.50     10/10/06      $69,179      $175,312
                         60,000         .38%    $5.50     10/10/06     $207,536      $525,936

James Alan Cook
     New Options        150,000         .94%    $8.25     04/09/06     $778,257    $1,972,256
                        250,000        1.57%    $5.00     02/04/07     $786,118    $1,992,178

     Repriced Options(2)  4,000         .03%    $8.25     04/09/06      $20,754       $52,594
                         10,000         .06%    $8.25     04/09/06      $51,884      $131,484
                         12,000         .08%    $8.25     04/09/06      $62,261      $157,781
                         40,000         .25%    $8.25     04/09/06     $207,535      $525,935
                         28,000         .18%    $8.25     04/09/06     $145,275      $368,155
                        150,000         .94%    $5.50     10/10/06     $518,838    $1,314,838
                          4,000         .03%    $5.50     10/10/06      $13,836       $35,062
                         10,000         .06%    $5.50     10/10/06      $34,589       $87,656
                         12,000         .08%    $5.50     10/10/06      $41,507      $105,187
                         40,000         .25%    $5.50     10/10/06     $138,357      $350,624
                         28,000         .18%    $5.50     10/10/06      $96,849      $245,437




Robert B. Faber

     New Options         40,000         .25%    $8.25     04/09/06     $207,535      $525,935

     Repriced Options(2)  4,000         .03%    $8.25     04/09/06      $20,754       $52,594
                         10,000         .06%    $8.25     04/09/06      $51,884      $131,484
                          4,000         .03%    $8.25     04/09/06      $20,754       $52,594
                          8,000         .05%    $8.25     04/09/06      $41,507      $105,187
                         10,000         .06%    $8.25     04/09/06      $51,884      $131,484
                         40,000         .25%    $5.50     10/10/06     $138,357      $350,623
                          4,000         .03%    $5.50     10/10/06      $13,836       $35,062
                         10,000         .06%    $5.50     10/10/06      $34,589       $87,656
                          4,000         .03%    $5.50     10/10/06      $13,836       $35,062
                          8,000         .05%    $5.50     10/10/06      $27,671       $70,125
                         10,000         .06%    $5.50     10/10/06      $34,589       $87,656

Tobin E. Farrand

     New Options         80,000         .50%    $8.25     04/09/96     $415,070    $1,051,870

     Repriced Options(2) 20,000         .13%    $8.25     04/09/96     $103,768      $262,968
                          8,000         .05%    $8.25     04/09/06      $41,507      $105,187
                         40,000         .25%    $8.25     04/09/06     $207,536      $525,935
                          8,000         .05%    $8.25     04/09/06      $41,507      $105,187
                         28,000         .18%    $8.25     04/09/06     $145,275      $368,155
                         80,000         .50%    $5.50     10/10/06     $276,714      $701,247
                         20,000         .13%    $5.50     10/10/06      $69,178      $175,312
                          8,000         .05%    $5.50     10/10/06      $27,671       $70,125
                         40,000         .25%    $5.50     10/10/06     $138,357      $350,623
                          8,000         .05%    $5.50     10/10/06      $27,671       $70,125
                         28,000         .18%    $5.50     10/10/06      $96,849      $245,437


(1) On April 11, 1997, the Board of Directors authorized the exchange of all options (including those held by the individuals listed in the above table) with an exercise price exceeding $3.25 per share for options with an exercise price of $3.25 per share, provided the optionee agreed to certain adjustments to the option vesting schedule.

(2) On April 9, 1996, the Board of Directors authorized the exchange of all options (including those held by the individuals listed in the above table) with an exercise price exceeding $8.25 per share for options with an exercise price of $8.25 per share, provided the optionee agreed to certain adjustments to the option vesting schedule. On October 10, 1996, the Board of Directors authorized the exchange of all options (including those held by the individuals listed in the above table) with an exercise price exceeding $5.50 per share for options with an exercise price of $5.50 per share, provided the optionee agreed to certain adjustments to the option vesting schedule.

(3) The 5% and 10% assumed annualized rates of compound stock price appreciation are based on the exercise prices shown in the table, are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or a projection by the Company of future Common Stock prices.


AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                 Number of                Value of Unexercised
                                             Unexercised Options          In-the-Money Options
                                              at March 31, 1997           at March 31, 1997
                         Shares               -----------------           -----------------
                       Acquired   Value
   Name              on Exercise Realized  Exercisable  Unexercisable  Exercisable  Unexercisable
-----------------    --------------------  -----------  -------------  -----------  -------------
Trip Hawkins              --         --       324,167     1,235,833         $  0             $0
Hugh C. Martin         100,000   $420,313     143,019       609,981     $190,208        $15,792



James Alan Cook           --         --       109,988     484,012        $52,096    $10,404
Robert B. Faber         35,000   $148,088      12,449      73,551        $13,426    $12,324
Tobin E. Farrand        33,000   $138,991      37,387     153,613         $4,333    $12,642


OPTION REPRICING

        The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

        The Compensation Committee (the "Committee") grants stock options in order to directly link a significant portion of each executive's total compensation to the long-term interests of shareholders. The Committee believes that stock options encourage superior performance over time. In order to attract and retain qualified employees, the Committee felt it necessary to adjust the exercise price on previously granted options so that the new exercise price would more closely approximate the market price, and therefore provide greater incentive to the Company's employees. Consequently, on April 9, 1996, the Committee exchanged all outstanding options with an exercise price greater than $8.25 (the then prevailing market price) for options with an exercise price of $8.25, provided the optionee agreed to adjustments in the vesting schedule. Subsequently, on October 10, 1996, the Committee exchanged all outstanding options with an exercise price greater than $5.50 (the then prevailing market price) for options with an exercise price of $5.50, again provided the optionee agreed to adjustments in the vesting schedule. The following table sets forth certain information concerning option repricing activity.


                           TEN-YEAR OPTION REPRICINGS

                                          Market Price                                  Length of
                            Number of      of Stock at  Exercise Price                Original Option
                Date of     Options        Time of       at Time of  New Exercise    Term at Time of
   Name         Repricing   Repriced       Repricing      Repricing     Price           Repricing
-------------   ---------   --------       ---------      ---------     -----           ---------
Trip Hawkins     05/20/94   500,000         $9.875         $25.750     $9.875       9 Years 232 Days
                 04/09/96   500,000         $8.250          $9.875     $8.250       7 Years 273 Days
                 04/09/96    10,000         $8.250         $11.000     $8.250       8 Years 251 Days
                 04/09/96    40,000         $8.250         $11.875     $8.250       9 Years 47 Days
                 04/09/96    10,000         $8.250         $11.875     $8.250       9 Years 173 Days
                 10/10/96   500,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96   500,000         $5.500          $8.250     $5.500       7 Years 89 Days
                 10/10/96    10,000         $5.500          $8.250     $5.500       8 Years 67 Days
                 10/10/96    40,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96    10,000         $5.500          $8.250     $5.500       8 Years 354 Days

Hugh C. Martin   05/20/94    75,000         $9.875         $25.750     $9.875       9 Years 279 Days
                 04/09/96    75,000         $8.250          $9.875     $8.250       8 Years 41 Days
                 12/14/94     8,000        $10.750         $14.500    $10.750       9 Years 231 Days
                 04/09/96     8,000         $8.250         $10.750     $8.250       8 Years 249 Days
                 04/09/96    10,000         $8.250         $11.000     $8.250       8 Years 251 Days
                 04/09/96    20,000         $8.250         $11.875     $8.250       9 Years 47 Days
                 04/09/96    60,000         $8.250         $11.500     $8.250       9 Years 124 Days
                 10/10/96   250,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96    75,000         $5.500          $8.250     $5.500       7 Years 136 Days
                 10/10/96     8,000         $5.500          $8.250     $5.500       7 Years 296 Days
                 10/10/96    10,000         $5.500          $8.250     $5.500       8 Years 67 Days
                 10/10/96    20,000         $5.500          $8.250     $5.500       8 Years 228 Days



                 10/10/96    60,000         $5.500          $8.250     $5.500       8 Years 305 Days

James Alan Cook  05/20/94     4,000         $9.875         $25.750     $9.875       9 Years 279 Days
                 04/09/96     4,000         $8.250          $9.875     $8.250       7 Years 320 Days
                 12/14/94    12,000        $10.750         $14.500    $10.750       9 Years 231 Days
                 04/09/96    12,000         $8.250         $10.750     $8.250       8 Years 249 Days
                 04/09/96    10,000         $8.250         $11.000     $8.250       8 Years 251 Days
                 04/09/96     8,000         $8.250         $11.875     $8.250       9 Years 47 Days
                 04/09/96    20,000         $8.250         $11.875     $8.250       9 Years 47 Days
                 04/09/96    40,000         $8.250         $11.500     $8.250       9 Years 124 Days
                 10/10/96   150,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96     4,000         $5.500          $8.250     $5.500       7 Years 136 Days
                 10/10/96    10,000         $5.500          $8.250     $5.500       9 Years 67 Days
                 10/10/96    12,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96    40,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96     8,000         $5.500          $8.250     $5.500       8 Years 228 Days
                 10/10/96    20,000         $5.500          $8.250     $5.500       9 Years 181 Days

Robert B. Faber  05/20/94     4,000         $9.875         $25.750     $9.875       9 Years 279 Days
                 04/09/96     4,000         $8.250          $9.875     $8.250       7 Years 320 Days
                 12/14/94    10,000        $10.750         $14.500    $10.750       9 Years 231 Days
                 04/09/96    10,000         $8.250         $10.750     $8.250       8 Years 249 Days
                 04/09/96     4,000         $8.250         $11.000     $8.250       8 Years 251 Days
                 04/09/96     8,000         $8.250         $11.875     $8.250       9 Years 47 Days
                 04/09/96    10,000         $8.250         $11.875     $8.250       9 Years 173 Days
                 10/10/96    40,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96     4,000         $5.500          $8.250     $5.500       7 Years 136 Days
                 10/10/96    10,000         $5.500          $8.250     $5.500       7 Years 296 Days
                 10/10/96     4,000         $5.500          $8.250     $5.500       8 Years 67 Days
                 10/10/96     8,000         $5.500          $8.250     $5.500       8 Years 228 Days
                 10/10/96    10,000         $5.500          $8.250     $5.500       8 Years 354 Days

Tobin E. Farrand 05/20/94    20,000         $9.875         $25.750     $9.875       9 Years 279 Days
                 04/09/96    20,000         $8.250          $9.875     $8.250       7 Years 320 Days
                 12/14/94     8,000        $10.750         $14.500    $10.750       9 Years 231 Days
                 04/09/96     8,000         $8.250         $10.750     $8.250       8 Years 249 Days
                 04/09/96     8,000         $8.250         $11.000     $8.250       8 Years 251 Days
                 04/09/96    20,000         $8.250         $11.875     $8.250       9 Years 47 Days
                 04/09/96     8,000         $8.250         $11.875     $8.250       9 Years 47 Days
                 04/09/96    40,000         $8.250         $11.500     $8.250       9 Years 124 Days
                 10/10/96    80,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96    20,000         $5.500          $8.250     $5.500       9 Years 181 Days
                 10/10/96     8,000         $5.500          $8.250     $5.500       8 Years 67 Days
                 10/10/96    40,000         $5.500          $8.250     $5.500       8 Years 305 Days
                 10/10/96     8,000         $5.500          $8.250     $5.500       7 Years 296 Days
                 10/10/96    20,000         $5.500          $8.250     $5.500       8 Years 228 Days
                 10/10/96     8,000         $5.500          $8.250     $5.500       8 Years 228 Days


                          COMPENSATION COMMITTEE REPORT

        The following report is provided to stockholders by the members of the Compensation Committee of the Board of Directors.

GENERAL

        Since 3DO's initial public offering in May 1993, the Compensation Committee (the "Committee") of the Board of Directors has administered the Company's management compensation policies and plans. The Committee is a standing committee comprised of non-employee Directors. The Compensation Committee recommends to the full Board an annual base salary for each officer, including the Chief Executive Officer ("CEO"), and the criteria under which cash incentive bonuses, if any, may be paid. The Committee also has authority to grant options under the Company's 1993 Incentive Stock Plan, and makes recommendations to the full Board for administration of this and other equity incentive plans.

        The Compensation Committee believes that the compensation of the Company's executive officers should be significantly influenced by the Company's performance and that a substantial portion of executives' incentives should come from equity. The Compensation Committee also understands the need for changing compensation strategies in a rapidly evolving and highly competitive industry. In addition, in the last fiscal year the Company's stock price has varied significantly despite what the Compensation Committee believes to be a positive overall performance by the Company's executive staff. The Company achieved significant gains in the last fiscal year, including successful and profitable fulfillment of obligations under the M2 license agreement with Matsushita; a profitable transition from the hardware business through the sale of certain assets and technologies of the Company's former systems division; shipment of the Company's first hit game for the PC format, Heroes of Might and Magic II; and release of award-winning Meridian 59, one of the first multiplayer internet games. Thus, at a time when executive performance has been excellent, and the Company has accomplished key milestones, the incentive value of the executives' equity compensation declined.

COMPENSATION VEHICLES

        In fiscal 1997, the Company's cash- and equity-based compensation program focused on attracting and retaining key employees to work in a rapidly developing public company. Consistent with this long-term orientation and in an effort to align compensation incentives with stockholder goals, the Company's compensation packages have included salaries competitive with comparable positions in the technology industry and significant stock option grants.

        Cash Compensation. Before making compensation recommendations to the Board with respect to new officers during the past fiscal year, the Committee reviewed base salaries proposed by the CEO, and evaluated each new officer's experience and proposed responsibilities and the salaries of similarly situated executives, including a comparison to base salaries for comparable positions at other companies. In determining its recommendations for adjustments to officers' base salaries for fiscal 1998, the Committee focused primarily on each officer's contributions towards the Company's success in moving toward its long-term goals during the 1997 fiscal year, the accomplishment of goals set by the officer and approved by the Board for that year, and the Committee's assessment of the quality of services rendered by the officer. The Committee recognized the achievement of a number of goals by the Company in fiscal 1997, including fulfillment of obligations under the M2 license agreement with Matsushita; the sale of certain assets and technologies of the Company's former systems division; and shipment of award-winning games for the PC and the Internet. The Committee's recommendation for the CEO's salary in fiscal 1997 was based primarily on compensation for CEOs of comparable companies. In recommending the CEO's fiscal 1998 base salary, the Committee used the same criteria it applied to other officers. The Board or the Committee may award cash bonuses for exceptional contributions to the Company's success. Cash bonuses were awarded in fiscal 1997.

        Stock Option Program. The Company grants options as an incentive to employees, including all executive officers, who are expected to contribute materially to the Company's future success. The Committee believes stock options encourage the achievement of superior results over time and align employee and stockholder interests. The option program incorporates five-year vesting periods to encourage the Company's executives to continue in the

Company's employ. In fiscal 1997, the Company continued its policy of granting stock options to most employees, and in certain instances granted additional stock options to employees, including the Company's executive officers, who had made exceptional contributions to the Company's development. See "Option Grants in Last Fiscal Year," above.

        The Committee recommends initial stock option grants for all officers in connection with commencement of each officer's employment. These stock option grants are based primarily on the scope of the officer's responsibilities at the Company, the cash compensation which the officer had received in his prior employment and the cash compensation proposed to be paid by the Company. With the Committee's approval, additional options are granted in some cases in light of the individual's achievement of specific goals set jointly by the officer and the CEO, and the individual's level of vested and unvested options.

        IRS Code Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of the Company's executive officers' cash compensation approached the $1 million limit in fiscal year 1997. The principal non-cash compensation of the Company's executives is through the grant of stock options. The provisions of Section 162(m) merit consideration, however, because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers' compensation in the time period in which the exercise occurs. This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more non-employee directors, and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. The Company's 1993 Incentive Stock Plan is designed and administered to meet such requirements.

SUMMARY

        The Committee believes that the Company's compensation policy as practiced to date by the Committee and the Board has been successful in attracting and retaining qualified employees and in tying compensation directly to corporate performance relative to corporate goals. The Company's compensation policy will evolve over time as the Company attempts to achieve the many short-term goals it faces while maintaining its focus on building long-term stockholder value through growth of its software publishing business.

                                                         Respectfully submitted,

                                                         William A. Hall
                                                         Vinod Khosla
                                                         Hugh C. Martin

CORPORATE PERFORMANCE GRAPH

        The following graph shows a comparison of cumulative total stockholder return on the Company's Common Stock from the effective date of the Company's initial public offering on May 3, 1993, through June 30, 1997, for the Company, the Nasdaq National Market Index and the Hambrecht & Quist Technology Index. The graph is presented pursuant to SEC rules. The Company believes that while total stockholder return can be an important indicator of corporate performance, the stock prices of companies like 3DO are subject to a number of market-related factors other than company performance, such as competitive announcements, mergers and acquisitions in the industry, the general state of the economy, and the prices of technology stocks. The Company's Compensation Committee considers many factors in determining compensation, including financial and strategic results and the other factors discussed in the Compensation Committee Report.

   [GRAPH COMPARISON OF CUMULATIVE TOTAL RETURN AMONG THE 3DO COMPANY, NADAQ
                     MARKET INDEX AND H&Q TECHNOLOGY INDEX]


                                5/3/93   3/31/94    3/31/95   3/31/96    3/31/97    6/30/97
                                ------   -------    -------   -------    -------    -------
The 3DO Company                 $100.00  $153.33     $86.67    $60.83     $17.50     $23.33
Nasdaq Market Index             $100.00  $111.80    $124.37   $168.86    $187.70    $222.12
H&Q Technology Index            $100.00  $119.63    $155.20   $211.22    $254.59    $282.63


                                  PROPOSAL ONE
             APPROVAL OF AMENDMENTS TO THE 1993 INCENTIVE STOCK PLAN

        The stockholders are being requested to approve an increase in the number of shares reserved for issuance under the 1993 Incentive Stock Plan (the "Incentive Plan") as set forth below. Prior to June 1997, the Board of Directors had authorized, and the stockholders had approved, the reservation of 13,983,137 shares of Common Stock for issuance under the Incentive Plan, including shares added to the Incentive Plan in January 1997, pursuant to the Incentive Plan's evergreen provision, as discussed below. In recognition of the company's need to attract and retain qualified employees in a highly competitive environment, in June 1997, the Board of Directors increased the number of shares of Common Stock reserved thereunder by an additional aggregate of 3,000,000 shares.

        In 1994, the Company's stockholders approved an evergreen provision of the Incentive Plan, which provides that each year the number of shares reserved for issuance under the Incentive Plan shall increase by a number of shares equal to 2% of the Company's fully diluted outstanding shares on January 1 of that year. As a result of this stockholder approval, shares added to the Incentive Plan pursuant to the evergreen provision are intended to qualify as shares which can be issued pursuant to Rule 16b-3 under the Securities Exchange Act of 1934. Of the 3,592,861 shares submitted for approval under this Proposal One, 592,861 were added to the Incentive Plan as a result of the evergreen provisions and will qualify for issuance under Rule 16b-3 without regard to the stockholder action on this Proposal. The 592,861 shares added to the Incentive Plan through the evergreen provision are being submitted to the stockholders at this time in order to ensure that stock options granted pursuant to the Incentive Plan to acquire these shares will qualify as incentive stock options as described below. If the stockholders do not approve this Proposal One, then these 592,861 shares will continue to be issuable under the Plan, but options to acquire these shares will be nonstatutory options.

        The essential features of the Incentive Plan, as amended to date, are as follows:

        General. The Incentive Plan provides for the granting to employees of "incentive stock options" within the meaning of Section 422 of the Internal Revenue Code of 1986 (the "Code"), and for the granting of nonstatutory stock options to employees and consultants of the Company. At June 30, 1997, 2,531,777 shares had been issued upon exercise of options granted under the Incentive Plan, 1,072,000 shares had been issued as stock purchase rights, options to purchase 7,643,399 shares were outstanding under the Incentive Plan, and 3,830,138 shares remained available for future grant under the Incentive Plan. The Incentive Plan will terminate by its own terms in 2003.

        Administration; Eligibility. The Board may appoint a committee of the Board to administer the plan, and any references to the Board in this description of the Incentive Plan shall include such committee. The Incentive Plan is currently administered by the Compensation Committee of the Board of Directors, which selects the participants and determines the terms of options, including the exercise price, number of shares and exercisability of each option. Employees of, and consultants to, the Company and its subsidiaries are eligible to participate in the Incentive Plan. As of June 30, 1997, approximately 175 persons were eligible to participate in the Incentive Plan.

        Exercisability. The Board determines at the time of grant the exercisability of options. The current form of option agreement under the Incentive Plan provides that options are not exercisable except to the extent vested. Options granted to employees typically vest in monthly increments over a five-year period, with deferred but accumulated vesting during the first year of employment. The maximum term of options granted under the Incentive Plan is ten years.

        Exercise Price. The Incentive Plan requires that the exercise price of incentive stock options must be at least equal to the fair market value of such shares on the date of grant, and the exercise price of nonqualified stock options must be at least 85% of the fair market value of such shares on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting rights of the Company's outstanding capital stock, the exercise price of any option must be at least equal to 110% of fair market value on the date of grant. The purchase price is paid in the manner determined by the Board or its committee, and the form of consideration may vary for each option. Fair market value equals the closing price of the Company's Common Stock as reported on the Nasdaq National Market on the date of grant. At July 21, 1997, the closing price of the Company's Common Stock as reported on the Nasdaq National Market was $3.375.

        Performance-Based Compensation Limitations. No employee shall be granted in any fiscal year of the Company options and stock appreciation rights to acquire in the aggregate more than 500,000 shares of Common Stock. The foregoing limitation, which shall adjust proportionately in connection with any change in the Company's capitalization, is intended to satisfy the requirements applicable to options and SARs intended to qualify as "performance-based compensation" within the meaning of Section 162(m) of the Internal Revenue Code. In the event that the Committee determines that such limitation is not required to qualify options and SARs as performance-based compensation, the Committee may modify or eliminate such limitation.

        Termination of Employment. If the participant's employment or consulting relationship terminates for any reason other than death or disability, the participant's options may be exercised no later than three months after such termination and only to the extent the option was exercisable on the date of termination. To the extent that the optionee was not entitled to exercise the option at the date of termination, or if the optionee does not exercise such option within the specified time, the option terminates.

        Death or Disability. If a participant becomes permanently and totally disabled during continuous status as an employee or consultant, then the participant's option may be exercised within twelve months after the date of such disability to the extent the option was exercisable at the time of disability. If a participant dies during continuous status as an employee or consultant after the grant of an option, then the participant's option may be exercised at any time within twelve months following the date of death, but only to the extent the right to exercise had accrued at the date of death. The Board may vary each of the foregoing time periods.

        Effect of Change in Control. Pursuant to the Incentive Plan, in the event of certain mergers of the Company with other entities, transfers of voting control of the Company's capital stock or sales of all or substantially all of the Company's assets, the Company will request that the acquiring entity assume the Company's rights and obligations under the Incentive Plan or provide similar options in substitution therefor. If the acquiring entity chooses not to assume such rights and obligations or provide substitute options, then the Board must cause all outstanding options (together with shares purchased upon exercise thereof) to become fully vested prior to the event causing such acceleration and all unexercised options will terminate upon completion of such event.

        Nontransferability. An option is non-transferable by the participant other than by will or the laws of descent and distribution, and is exercisable during the participant's lifetime only by the participant, or, in the event of death of the participant, by a person who acquires the right to exercise the option by bequest or inheritance.

        Amendment and Termination. The Board may amend the Incentive Plan from time to time or may terminate it without approval of the stockholders. However, the approval of the holders of a majority of the Company's capital stock voted at a duly held stockholders meeting, or the approval of the holders of a majority of the outstanding shares of the Company entitled to vote pursuant to a stockholders' written consent, is required for any amendment that increases the number of shares available under the Incentive Plan or materially changes the standards of eligibility. No such action by the Board of Directors or stockholders may alter or impair any options or stock previously granted under the Incentive Plan without the consent of the optionee. In any event, the Incentive Plan shall terminate on February 28, 2003.

CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

        The following is a brief summary of the federal income tax consequences of transactions under the Incentive Plan based on federal securities and income tax laws in effect on July 21, 1997. This summary is not intended to be exhaustive and does not discuss the tax consequences of a participant's death or provisions of the income tax laws of any municipality, state or foreign country in which an optionee may reside.

        Options granted under the Incentive Plan may be either incentive stock options ("ISOs"), as defined in Section 422 of the Code, or nonstatutory stock options ("NSOs").

        Incentive Stock Options. No taxable income is recognized by the optionee upon the grant or exercise of an ISO unless the optionee is subject to alternative minimum tax. Upon the sale or exchange of the shares issued on exercise of an ISO more than two years after grant of the option and one year after exercising the option, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, then generally the optionee will recognize ordinary income in the year of disposition in an amount equal to the lesser of the fair market value of the shares at exercise or the amount realized on such disposition over the exercise price of such shares. The Company is entitled to a corresponding tax deduction. Any further gain or loss realized will be taxed as short-term or long-term capital gain or loss depending on the holding period of such shares. Different rules may apply in the case of an optionee who is also an executive officer, director or more than 10% stockholder.

        Nonstatutory Stock Options. Except as noted below, with respect to NSOs,
(i) no income is recognized by the optionee at the time the option is granted;
(ii) generally, at exercise, ordinary income is recognized by the optionee in an amount equal to the excess of the fair market value of the shares on the date of exercise and the option exercise price paid for the shares, and the Company is entitled to a tax deduction in the same amount; and (iii) at disposition, any gain or loss is treated as capital gain or loss. In the case of an optionee who is also an employee, any income recognized upon exercise of a Nonstatutory Stock Option will constitute wages for which withholding will be required. However, different rules may apply if shares are purchased by an optionee who is also an executive officer, director or more than 10% stockholder.

        Stock Purchase Rights. The Incentive Plan permits the Company to grant stock purchase rights to purchase Common Stock of the Company either alone, in addition to, or in tandem with other awards under the Incentive Plan or cash awards made outside the Incentive Plan. Upon the granting of a stock purchase right under the Incentive Plan, the offeree will be advised in writing of the terms, conditions and restrictions related to the offer, including the number of shares of Common Stock that the offeree will be entitled to purchase, the price to be paid and the time within which the offeree must accept such offer (which will in no event exceed 30 days from the date upon which the administrator made the determination to grant the stock purchase right). The offer will be accepted by execution of a restricted stock purchase agreement between the Company and the offeree.

        Unless the administrator of the Incentive Plan determines otherwise, the restricted stock purchase agreement will grant the Company a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with the Company for any reason (including death or permanent and total disability). The purchase price for shares repurchased pursuant to the restricted stock purchase agreement will be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to the Company. The repurchase option will lapse at such rate as the administrator may determine. Upon exercise of a stock purchase right, the purchaser will have rights equivalent to those of a stockholder of the Company.

        Special Rules Applicable to Corporate Insiders and Restricted Stock Purchasers. Generally, individuals subject to Section 16(b) of the Exchange Act ("Insiders") and individuals who purchase restricted stock may have their recognition of compensation income and the beginning of their capital gains holding period deferred for up to six (6) months after option exercise (for Insiders), or until the restrictions lapse for restricted stock purchasers (the "Deferral Date"). The excess of the fair market value of the stock determined as of the Deferral Date over the purchase price will be taxed as ordinary income, and the tax holding period for any subsequent gain or loss will begin on the Deferral Date. However, an Insider or restricted stock purchaser who so elects under Code Section 83(b) on a timely basis may instead be taxed on the difference between the excess of the fair market value on the date of transfer over the purchase price, with the tax holding period beginning on such date. Similar rules apply for alternative minimum tax purposes with respect to the exercise of an ISO by an Insider.

INCENTIVE PLAN BENEFITS

        The Company cannot now determine the exact number of options or stock purchase rights to be granted in the future to the executive officers named under Executive Officer Compensation -- Summary Compensation Table, all current executive officers as a group or all employees (including current officers who are not executive officers) as a group. See "Executive Officer Compensation -- Option Grants in Last Fiscal Year and Aggregate Option Exercises in Last Fiscal Year" for the number of stock options granted to the executive officers named in the Summary Compensation Table in the fiscal year ended March 31, 1997. In the fiscal year ended March 31, 1997, options to purchase 3,859,000 shares of the Common Stock of the Company (including shares granted for the repricing of stock options) were granted to all current executive officers as a group, and options to purchase 12,122,702 shares of Common Stock of the Company (including shares granted for the repricing of stock options) were granted to all employees (including current officers who are not executive officers).

REQUIRED VOTE

        Approval of the amendment to the Incentive Plan requires the affirmative vote of the holders of a majority of the shares of the Company's Common Stock represented and voting, in person or by proxy, at the Annual Meeting. Votes cast against the proposal are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Votes cast against the proposal are also counted for purposes of determining the total number of votes required to pass the proposal and whether such votes have been obtained.

        While there is no definitive statutory or case law in Delaware as to the proper treatment of abstentions in the counting of votes with respect to a proposal such as the approval of this amendment to the Incentive Plan, the Company believes that abstentions should be counted for purposes of determining both the presence or absence of a quorum for the transaction of business and the total number of shares present or represented and entitled to vote on the proposal. In the absence of controlling precedent to the contrary, the Company intends to treat abstentions on this proposal in this manner. The Delaware Supreme Court has held that, while broker non-votes may be counted as present or represented for purposes of determining the presence or absence of a quorum for the transaction of business, broker non-votes may not be counted for purposes of determining the number of shares entitled to vote with respect to the particular proposal for which authorization to vote was withheld. Accordingly, broker non-votes with respect to this proposal will not be considered shares entitled to vote and, accordingly, will not be counted in determining whether this proposal passes.

             THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE INCENTIVE PLAN.


                                  PROPOSAL TWO
               APPROVAL OF AMENDMENTS TO THE PROCEDURE FOR GRANTS
                        IN THE 1995 DIRECTOR OPTION PLAN

        The purposes of the 1995 Director Option Plan are to attract and retain the best available personnel for service as Outside Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board. The Procedure for Grants provides for automatic and nondiscretionary Option grants to Outside Directors.

        At the Meeting, Stockholders will be asked to approve the amendment to the Procedure for Grants in Section 4 (a) (ii) of the Company's Director Option Plan and to delete Section 4 (a) (iii) of the Company's Director Option Plan, such that the First Option for each Outside Director will be for 100,000 shares, and there will be no grants of Subsequent Options. The amendment would also permit an Inside Director who ceases to be an Inside Director but who remains a Director to receive an Option in the Director Option Plan.

        In previous years, Outside Directors have received cash compensation for their services in addition to stock option grants; however, beginning in fiscal year 1998, the Company does not intend to pay such cash compensation. Thus, the only compensation that Outside Directors will receive will be an equity interest in the Company through the grant of stock options. In order to adequately compensate the Outside Directors for their services, the Company believes that it is necessary to significantly increase the First Option granted to new Outside Directors. Since terms for Directors are intended to be for a minimum of three years and the options vest over a five-year period, the Company does not believe that the current provision in the plan for evergreen options is of significant additional incentive for service on the Board.

        Should the fair market value of the Company's stock change significantly over time, then the Company will consider adjusting the amount of the First Option and seek stockholder approval for amendment of the Plan at that time.

        The text of the Sections as currently written follows:

               4(a)(ii) Each Outside Director shall be automatically granted an Option to purchase 30,000 Shares (the "First Option") on the date on which the later of the following events occurs: (A) the effective date of this Plan, as determined in accordance with Section 6 hereof, or (B) the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

               4(a)(iii) Each Outside Director shall be automatically granted an Option to purchase 6,000 Shares (a "Subsequent Option") on each anniversary of the date of grant of the First Option, provided he or she is then an Outside Director.

        The amended text as proposed follows:

               4(a)(ii) Each Outside Director shall be automatically granted an Option to purchase 100,000 Shares (the "Option") on the date on which the later of the following events occurs: (A) the effective date of this Plan, as determined in accordance with Section 6 hereof, or (B) the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy.

        The Director Plan is described in detail in "1995 Director Option Plan" below.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO PROCEDURE FOR GRANTS IN THE 1995 DIRECTOR OPTION PLAN.


                                 PROPOSAL THREE
              APPROVAL OF AMENDENT TO THE 1995 DIRECTOR OPTION PLAN

        The stockholders are being requested to approve an increase in the number of shares reserved for issuance under the Director Plan as set forth below. Prior to June 1997, the Board of Directors had authorized, and the stockholders had approved, the reservation of 300,000 shares of Common Stock for issuance under the Director Plan. In June 1997, the Board of Directors increased the number of shares of Common Stock reserved thereunder by an additional aggregate of 400,000 shares, subject to stockholder approval, in order to provide sufficient shares for grant under the amended Procedure for Grants set forth in Proposal Two. The Director Plan is described in detail in "1995 Director Option Plan" below.

        If Proposal Two, which increases the First Option granted to Outside Directors to 100,000 shares, is approved by the stockholders, there will be 52,500 options available for grant in the 1995 Director Option Plan. In order to have sufficient options available for grant to future Outside Directors, an increase in the number of shares reserved for issuance under the Plan will be necessary. The Board anticipates appointing at least one new Outside Director during the next year.

        The Director Plan is described in detail in "1995 Director Option Plan" below.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE 1995 DIRECTOR OPTION PLAN.


1995 DIRECTOR OPTION PLAN

        The essential features of the Director Plan, as written prior to the amendments subject to approval in Proposals Two and Three, are as follows:

        Purposes of the Plan. The purposes of the Plan are to attract and retain the best available personnel for service as Outside Directors of the Company, to provide additional incentive to the Outside Directors of the Company to serve as Directors, and to encourage their continued service on the Board.

        All options granted are nonstatutory stock options.

        Stock Subject to the Plan. An aggregate of 300,000 Shares of Common Stock have been reserved for issuance under the Plan. The Shares may be authorized, but unissued, or reacquired Common Stock.

        If an Option expires or becomes unexercisable without having been exercised in full, the unpurchased Shares which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Shares that have actually been issued under the Plan will not be returned to the Plan and will not become available for future distribution under the Plan.

        Administration: Procedure for Grants. All grants of Options to Outside Directors under the Plan are automatic and nondiscretionary and are made strictly in accordance with the following provisions:

               (i) No person has any discretion to select which Outside Directors will be granted Options or to determine the number of Shares to be covered by Options granted to Outside Directors.

               (ii) Each Outside Director is automatically granted an Option to purchase 30,000 Shares (the "First Option") on the date on which the later of the following events occurs: (A) the effective date of the Plan, or (B) the date on which such person first becomes an Outside Director, whether through election by the stockholders of the Company or appointment by the Board to fill a vacancy; provided, however, that an Inside Director who ceases to be an Inside Director but who remains a Director shall not receive a First Option.

               (iii) Each Outside Director is automatically granted an Option to purchase 6,000 Shares (a "Subsequent Option") on each anniversary of the date of grant of the First Option, provided he or she is then an Outside Director.

               (iv) The term of each First Option and each Subsequent Option granted is for ten (10) years. The Options are exercisable only while the Outside Director remains a Director of the Company. The exercise price per Share is the Fair Market Value per Share on the date of grant of the First Option. The First Option becomes exercisable as to one-fifth (1/5th) of the Shares subject to the First Option on the first anniversary of its date of grant and as to one-sixtieth (1/60th) of the Shares each month thereafter, provided that the Optionee continues to serve as a Director on such dates. The Subsequent Option becomes exercisable as to one-twelfth (1/12th) of the Shares subject to the Subsequent Option each month beginning one (1) month after the fourth anniversary of the date of grant of the Subsequent Option, provided that the Optionee continues to serve as a Director on such dates.

        Eligibility. Options may be granted only to Outside Directors. The Plan does not confer upon any Optionee any right with respect to continuation of service as a Director or nomination to serve as a Director, nor does it interfere in any way with any rights which the Director or the Company may have to terminate the Director's relationship with the Company at any time.

        Term of Plan. The Plan will terminate on July 21, 2005, ten (10) years from the date the Plan was adopted by the Board of Directors.

        Form of Consideration. The Plan provides for the payment of the exercise price of options by any of the following means: (i) cash, (ii) check, (iii) other shares which (x) in the case of Shares acquired upon exercise of an Option, have been owned by the Optionee for more than six (6) months on the date of surrender, and (y) have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised, (iv) delivery of a properly executed exercise notice together with such other documentation as the Company and the broker, if applicable, shall require to effect an exercise of the Option and delivery to the Company of the sale or loan proceeds required to pay the exercise price, or (v) any combination of the foregoing methods of payment.

        Exercise of Option. An Option is exercised when written notice of such exercise has been given to the Company in accordance with the terms of the Option by the person entitled to exercise the Option and full payment for the Shares with respect to which the Option is exercised has been received by the Company. Exercise of an Option in any manner results in a decrease in the number of Shares available for grant under the Plan and for sale under the Option. Options granted to Outside Directors must comply with the applicable provisions of Rule 16b-3 promulgated under the Exchange.

        Termination of Option. In the event an Optionee's status as a Director terminates (other than upon the Optionee's death or total and permanent disability), the Optionee may exercise his or her Option, but only within three
(3) months following the date of such termination, and only to the extent that the Optionee was entitled to exercise it on the date of such termination (but in no event later than the expiration of its ten (10) year term). To the extent that the Optionee was not entitled to exercise an Option on the date of such termination, and to the extent that the Optionee does not exercise such Option (to the extent otherwise so entitled) within the time specified herein, the Option shall terminate. In the event of the Optionee's total and permanent disability or the Optionee's death, the Option is exercisable for a period of twelve (12) months following the date of the disability or death.

        Changes in Capitalization. Subject to any required action by the stockholders of the Company, the number of Shares covered by each outstanding Option, the number of Shares which have been authorized for issuance under the Plan but as to which no Options have yet been granted or which have been returned to the Plan upon cancellation or expiration of an Option, as well as the price per Share covered by each such outstanding Option, and the number of Shares issuable pursuant to the automatic grant would be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company; provided, however, that conversion of any convertible securities of the Company would not be deemed to have been "effected without receipt of consideration." Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Option.

        Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, to the extent that an Option has not been previously exercised, it shall terminate immediately prior to the consummation of such proposed action.

        Change in Control. In the event of a "Change in Control" of the Company, then immediately prior to the time of any such Change in Control each Option would become fully exercisable as to all Shares notwithstanding the vesting schedule of such Option Outstanding.

        Amendment and Termination of the Plan. Except as set forth in the Procedure for Grants, the Board may at any time amend, alter, suspend, or discontinue the Plan, but no amendment, alteration, suspension, or discontinuation shall be made which would impair the rights of any Optionee under any grant theretofore made, without his or her consent. In addition, to the extent necessary and desirable to comply with Rule 16b-3 under the Exchange Act (or any other applicable law or regulation), the Company must obtain stockholder approval of any Plan amendment in such a manner and to such a degree as required. Any such amendment or termination of the Plan does not affect Options already granted and such Options remain in full force and effect as if the Plan had not been amended or terminated.


                                  PROPOSAL FOUR
                         CONFIRMATION OF APPOINTMENT OF
                              INDEPENDENT AUDITORS

        The Board of Directors has selected KPMG Peat Marwick to audit the financial statements of the Company for the year ending March 31, 1998, and recommends that the stockholders confirm the selection. In the event of a negative vote, the Board will reconsider its selection.

        KPMG Peat Marwick has audited the Company's financial statements since its inception. Representatives of KPMG Peat Marwick are expected to be present at the meeting, will have the opportunity to make a statement if they so desire, and are expected to be available to respond to appropriate questions.

        THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE CONFIRMATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS


                                  OTHER MATTERS

        The Company knows of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as the Board of Directors may recommend.

                                 THE 3DO COMPANY
                PROXY FOR THE 1997 ANNUAL MEETING OF STOCKHOLDERS
                       SOLICITED BY THE BOARD OF DIRECTORS

        The undersigned stockholder of The 3DO Company, a Delaware corporation (the "Company"), hereby appoints Trip Hawkins and James Alan Cook, and each of them, with full power of substitution to represent the undersigned and to vote all of the shares of the stock of the Company which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of the Company to be held on September 19, 1997, at 3:00 p.m., local time, at the Summerfield Suites, 400 Concourse Drive, Belmont, California (the "Meeting"), and at any adjournment thereof, and to vote all shares the undersigned would be entitled to vote if personally present at the Meeting on the matters listed below.

        Whether or not you plan to attend the Meeting in person, you are urged to sign and promptly mail this proxy in the enclosed return envelope so that your shares may be represented at the Meeting.

        THE SHARES REPRESENTED HEREBY SHALL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES SHALL BE VOTED FOR PROPOSALS 1 THROUGH 4. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the Meeting, or any adjournment thereof, to the extent authorized by Rule 14a-4(c) promulgated by the Securities and Exchange Commission.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL PROPOSALS.

1. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1993 Incentive Stock Plan by 3,592,861 shares.

        [ ]  FOR        [ ]  AGAINST            [ ]  ABSTAIN

2.  To amend the Procedure for Grants under the 1995 Director Option Plan.

        [ ]  FOR        [ ]  AGAINST            [ ]  ABSTAIN

3. To approve an increase in the number of shares of Common Stock reserved for issuance under the 1995 Director Option Plan by 400,000 shares.

        [ ]  FOR        [ ]  AGAINST            [ ]  ABSTAIN

4. To ratify the appointment of KPMG Peat Marwick as independent auditors for the fiscal year ending March 31, 1998.

        [ ]  FOR        [ ]  AGAINST            [ ]  ABSTAIN

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

The undersigned hereby acknowledges receipt of (a) the Notice of 1997 Annual Meeting of Stockholders of the Company, (b) the accompanying Proxy Statement, and (c) the 1997 Annual Report of the Company.

Please sign exactly as your name appears on your stock certificate. If shares are held in the names of two or more persons (including husband and wife, as joint tenants or otherwise), all persons must sign. If shares are held by a corporation, the proxy should be signed by the President or Vice President and the Secretary or Assistant Secretary. Fiduciaries who execute the proxy should give their full title.


Dated:
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